Exhibit 4.4
STOCK PURCHASE AGREEMENT
by and between
ARCHEMIX CORP.
and
NUVELO, INC.
Dated as of [_______________]

(i)

Exhibits
Exhibit A — Registration Rights Agreement
Schedules
[Disclosure Schedule]

(ii)

ARCHEMIX CORP.
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT dated as of [_______] (the “Agreement”) is made by and between Archemix Corp., a Delaware corporation (the “Company”), and Nuvelo, Inc., a Delaware corporation (the “Purchaser”).
     WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase, shares of the Company’s common stock, par value $.001 per share (“Common Stock”), as provided in Section 7.3 of that certain Amended and Restated Collaboration and License Agreement between the Company and the Purchaser dated July 31, 2006;
     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1
Definitions
     1.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:
          (a) “Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules, regulations and policies of the Commission thereunder, all as the same shall be in effect at the time.
          (b) “Affiliate” shall mean an individual, trust, business trust, joint venture, partnership, corporation, limited liability company, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with the Purchaser. For the purposes of this definition, the term “control” (including, with correlative meanings, the term “controlled by” and “under common control with”) as used with respect to the Purchaser, means the possession of the power to direct or cause the direction of the management and policies of an entity, through the ownership of the outstanding voting securities or by contract or otherwise.
          (c) “By-laws” shall mean the Amended and Restated By-Laws of the Company, as amended from time to time.
          (d) “Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware, as amended from time to time.
          (e) “Closing” and “Closing Date” shall have the meanings specified in Section 2.2 hereof.

          (f) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.
          (g) “Common Stock” shall have the meaning specified in the recitals.
          (h) “Purchase Price” shall have the meaning specified in Section 2.1 hereof.
          (i) “Prospectus” shall mean the prospectus contained in the Registration Statement.
          (j) “Qualified IPO” means the Company’s firm commitment underwritten initial public offering on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market filed under the Securities Act of 1933, as amended, covering the offer and sale of Company Common Stock, with total gross offering proceeds to Company (prior to underwriter commissions and expenses) of at least thirty million dollars ($30,000,000) exclusive of the Purchase Price.
          (k) “Registration Statement” shall mean the Registration Statement on Form S-1 (File No. 333-144837) filed with the Commission relating to the Company’s initial public offering of its Common Stock.
          (l) “Rights Agreement” shall mean the Registration Rights Agreement dated as of the date hereof by and between the Company and the Purchaser in the form attached hereto as Exhibit A.
          (m) “Shares” shall have the meaning specified in Section 2.1 hereof.
     1.2 Certain other words and phrases are defined or described elsewhere in this Agreement and the Exhibits and Schedules hereto.
     1.3 Wherever used in this Agreement:
          (n) the words “include” or “including” shall be construed as also incorporating “but not limited to” and “without limitation”;
          (o) the word “day” means a calendar day unless specified otherwise; and
          (p) the word “law” (or “laws”) means any statute, ordinance, regulation or code.
     1.4 Unless specified to the contrary, references to Articles, Sections, Schedules and/or Exhibits mean the particular Article, Section, Schedule or Exhibit in or to this Agreement.
     1.5 References to this Agreement shall include this Agreement as varied or modified from time to time by the parties.
     1.6 Unless the context requires otherwise, words in the singular number include the plural and vice versa.

     1.7 All Schedules and Exhibits hereto are hereby incorporated herein and made a part hereof.
SECTION 2
Authorization, Purchase and Sale of the Shares
     2.1 Purchase and Sale of the Shares. At the Closing (as defined in Section 2.2 hereof), and subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company [_____________] shares of Common Stock (the “Shares”) at a purchase price of $[_____] per share for a total purchase price of $[____________] (the “Purchase Price”).
     2.2 Closing. The purchase and sale of the Shares being purchased by the Purchaser shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, at 10:00 a.m., local time, on [_____________], or at such other location, date and time as may be agreed upon among the Purchaser and the Company (such closing being called the “Closing” and such date and time being called the “Closing Date”). At the Closing, the Company shall issue and deliver to the Purchaser a certificate in definitive form, registered in the name of the Purchaser, representing the Shares being purchased by the Purchaser at the Closing. As payment in full for the Shares being purchased by it under this Agreement, and against delivery of the certificate therefor as aforesaid, on the Closing Date, the Purchaser (a) shall deliver to the Company a check payable to the order of the Company in the amount of the Purchase Price, (b) shall transfer such amount to the account of the Company by wire transfer, or (c) shall deliver a combination of (a) and (b) above.
SECTION 3
Representations and Warranties and Certain Covenants of the Company
     Except as set forth in any disclosure schedules delivered herewith (which shall be numbered to correspond with the sections of this Section 3), the Company hereby represents and warrants to and covenants to the Purchaser as follows:
     3.1 Organization, Qualifications and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Company is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Company. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted or as planned to be conducted in the foreseeable future, to execute, deliver and perform this Agreement, the Rights Agreement and any other agreements, documents or instruments contemplated hereby to which it is a party, to issue, sell and deliver the Shares.
     3.2 Authorization of Agreements, Etc.

          (a) The execution and delivery by the Company of this Agreement and the Rights Agreement, the performance by the Company of its obligations hereunder and thereunder, and the issuance, sale and delivery of the Shares have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government specifically naming the Company, the Certificate of Incorporation, or the By-laws or any material provision of any indenture, agreement or other instrument to which the Company is a party or by which it or its assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, which violation, conflict or default could have a material adverse effect on the Company, or result in the creation or imposition of any material lien, charge, restriction, claim or encumbrance upon any of the properties or assets of the Company.
          (b) The Shares have been duly authorized and the Shares, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in the Rights Agreement. None of the issuance, sale or delivery of the Shares is subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any person which has not been waived.
     3.3 Validity. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes and the Rights Agreement, when executed and delivered in accordance with this Agreement, will constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors and to general principles of equity.
     3.4 Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority, any party to a contract to which the Company or its assets are bound or any other third party on the part of the Company required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained prior to, and be effective as of, the Closing (other than such filings under the “blue sky” law of any state governmental authority and any federal securities law filings that may be made after the Closing, which such filings shall be timely made, or such filings required by the Rights Agreement). The sale of the Shares is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
     3.5 Subsidiaries. The Company has no subsidiaries other than as listed in an Exhibit to the Registration Statement.
     3.6 Capitalization. The authorized and outstanding shares of capital stock and options, warrants and other rights to purchase capital stock of the Company is as set forth in the Prospectus. All issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

     3.7 Litigation. Except as set forth in the Prospectus and required to be disclosed therein, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise or (iii) governmental inquiry pending or, to the best of the Company’s knowledge, threatened against the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit), and to the best of the Company’s knowledge there is no basis for any of the foregoing.
     3.8 Financial Statements. The financial statements of the Company contained in the Prospectus (i) are true and correct in all material respects, (ii) are in accordance with the books and records of the Company, (iii) present fairly in all material respects the financial position of the Company on as of the dates thereof and (iv) were prepared in accordance with United States generally-accepted accounting principles (except, with respect to any interim Financial, for all of the required footnotes and year end adjustments, which are not expected to be material).
     3.9 Taxes. The Company has accurately prepared in all material respects and timely filed all federal, state, county and local tax returns required to be filed by it, and the Company has paid all taxes required to be paid by it pursuant to such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including, without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. All such taxes with respect to which the Company has become obligated pursuant to elections made by the Company in accordance with generally accepted practice have been paid and adequate reserves have been established for all taxes accrued but not payable.
     3.10 Intellectual Property. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists and know how (collectively, “Intellectual Property”) necessary to the conduct of its business as conducted consistent with the description of the Company’s business as set forth in the Prospectus. Without diminishing the representation set forth in the preceding sentence, the Company further represents that it has taken commercially reasonable steps to ensure that all right, title and interest in any Intellectual Property which has been developed by key employees or founders of the Company in their capacity as either employees or consultants to the Company which is necessary for the conduct of the Company’s business as conducted has been unconditionally assigned to the Company.
     3.11 Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.
     3.12 Insurance. The Company will use its commercially reasonable efforts to maintain insurance with financially sound and reputable insurance companies or associations, in such amounts and covering such risks as are adequate and customary for the type and scope of its properties and business as currently conducted and as planned to be conducted in the foreseeable future.
     3.13 Prospectus. The Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.
     3.14 Offering Valid. Assuming the accuracy of the representations and warranties of Purchaser contained in Section 4 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.
SECTION 4
Representations and Warranties of Purchaser
     The Purchaser represents and warrants to the Company as follows:
     4.1 Experience. The Purchaser: (a) is an accredited investor within the definition of Regulation D promulgated under the Act; (b) is experienced in evaluating and in investing in developing biotechnology companies such as the Company and can afford a loss of its entire investment; and/or (c) has a pre-existing personal or business relationship with the Company and/or certain of its officers, directors or controlling persons of a nature and duration that enable it to be aware of the character, business acumen and financial circumstance of such persons.
     4.2 Investment. The Purchaser is acquiring the Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Shares have not been registered under the Act by reason of specified exemptions form the registration provisions of the Act.
     4.3 Rule 144. The Purchaser acknowledges that the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Act, which permit limited release of shares purchased in a private placement subject to the satisfaction of certain conditions, and is aware that such Rule may not become available for resale of the Shares.
     4.4 Access to Data. The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had the opportunity to review the Company’s facilities.
     4.5 Brokers. The Purchaser has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.
     4.6 Authorization. The Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. All action (corporate or otherwise) on the part of the Purchaser necessary for the authorization, execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement is valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors and to general principles of equity.
SECTION 5
Purchaser’s Conditions to Closing
     The Purchaser’s obligation to purchase Shares at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:
     5.1 Representations and Warranties. The representations and warranties contained in Section 3 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.
     5.2 Performance. The Company shall have performed and complied with all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date.
     5.3 Legal Investment. At the time of the Closing, the purchase of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.
     5.4 Rights Agreement. The Company and the Purchaser shall have executed and delivered the Rights Agreement.
     5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchaser and its counsel. Prior to the Closing, the Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement and the Rights Agreement, issue the Shares and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect.
     5.6 Qualifications. All other authorizations, approvals or permits if any, of any governmental authority or regulatory body of the United States or any state that are required prior to and in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be effective on and as of the Closing Date.
     5.7 Qualified IPO. The Qualified IPO shall have been completed and the proceeds therefrom shall have been received by the Company.
     5.8 Legal Opinion. The Purchaser shall have received from legal counsel to the Company an opinion addressed to the Purchaser, dated as of the Closing Date, in form customarily delivered in connection with the private placement of shares of common stock of a publicly traded company and acceptable to the Purchaser, acting reasonably.

SECTION 6
Company’s Conditions to Closing
     The Company’s obligation to sell the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
     6.1 Representations and Warranties. The representations and warranties made by the Purchaser pursuant to Section 4 hereof shall be true and correct when made and shall be true and correct on the Closing Date.
     6.2 Performance. The Purchaser shall have performed and complied with all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date.
     6.3 Legal Investment. At the time of the Closing, the purchase of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.
     6.4 Rights Agreement. The Company and the Purchaser shall have executed and delivered the Rights Agreement.
     6.5 Payment of Purchase Price. The Purchaser shall have delivered to the Company a check or a transfer of funds to the account of the Company in the full amount of the Purchase Price.
SECTION 7
Miscellaneous
     7.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to principles of conflicts of law thereunder.
     7.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.
     7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Subject to the terms of this Agreement, no party hereby may assign its rights or obligations hereunder (whether by operation of law or otherwise, including by merger, asset sale, sale of stock or otherwise) without the prior written consent of the other parties hereto.

     7.4 Entire Agreement; Amendment and Waiver. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, modified, waived or terminated, except by a written instrument signed by the Company and the Purchaser.
     7.5 Notices. Unless otherwise provided, all notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	Archemix Corp. 300 Third Street Cambridge, MA Attn: Chief Executive Officer Facsimile: (617) 621-9300

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attn: Jeffrey M. Wiesen, Esquire Facsimile: (617) 542-2241

If to the Purchaser:	Nuvelo, Inc. 201 Industrial Road, Suite 310 San Carlos, CA 94070 Attn: Chief Executive Officer Facsimile: (650) 517-8058

With a copy to:	Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Attn: John Geschke, Esquire Facsimile: (650) 849-7400
or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.
     All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.
     7.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any shares upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default occurring thereafter; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder or any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
     7.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     7.8 Interpretation. The parties hereby acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
     7.9 Further Assurances. From and after the date of this Agreement, the Company and the Purchaser shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.
     7.10 Headings. The headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier with the intention that they shall each have the same effect as an original counterpart hereof.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

COMPANY: ARCHEMIX CORP.
By:
Name:
Title:

PURCHASER: NUVELO, INC.
By:
Name:
Title:

Exhibit A
Registration Rights Agreement